                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

    Filed by the registrant /X/
    Filed by party other than the registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ------------------------

                                        NASH-FINCH COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

                            ------------------------

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a6(i)(4) and 0-11.
     1   Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2   Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3 Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
         -----------------------------------------------------------------------
     4   Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------

*Set forth the amount on which the filing fee is calculated and state how it is determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1   Amount Previously Paid:
         -----------------------------------------------------------------------
     2   Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3   Filing Party:
         -----------------------------------------------------------------------
     4   Date Filed:
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
                                     [LOGO]

                            7600 FRANCE AVENUE SOUTH

                             EDINA, MINNESOTA 55435

                            ------------------------

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
                         LUTHERAN BROTHERHOOD BUILDING
                625 FOURTH AVENUE SOUTH, MINNEAPOLIS, MINNESOTA
                                  MAY 13, 1997

                            ------------------------

    The 1997 Annual Meeting of Stockholders of Nash Finch Company will be held on Tuesday, May 13, 1997, at 10:00 a.m., local time, for the following purposes:

    1.  To elect three directors to serve for three-year terms.

    2. To consider and act upon a proposal to adopt the 1997 Non-Employee Director Stock Compensation Plan.

    3.  To consider and act upon a proposal to amend the 1994 Stock Incentive
        Plan.

    4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only stockholders of record as of the close of business on March 24, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

    TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE PAID ENVELOPE HAS BEEN ENCLOSED FOR YOUR CONVENIENCE.

                                          By Order Of The Board of Directors

                                          Norman R. Soland

                                          Vice President, Secretary
                                            and General Counsel

Edina, Minnesota
April 7, 1997

                                     [LOGO]

                            7600 FRANCE AVENUE SOUTH

                             EDINA, MINNESOTA 55435

                          TELEPHONE NO. (612) 832-0534

                            ------------------------

                                PROXY STATEMENT
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 1997

                            ------------------------

                                  INTRODUCTION

    The Board of Directors of Nash Finch Company ("Nash Finch") solicits your proxy for use at the Annual Meeting of Stockholders to be held on May 13, 1997 (the "Annual Meeting"), and any adjournment or adjournments thereof. A proxy card is enclosed. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. Any stockholder who executes and delivers the proxy may revoke it at any time prior to its use by giving notice in writing to the Secretary of Nash Finch, by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of Nash Finch, or by attending the Annual Meeting and voting said stock in person. The execution by a stockholder of a later dated proxy will revoke all proxies previously executed by such stockholder. However, a stockholder who attends the Annual Meeting need not revoke his proxy and vote in person unless he wishes to do so. This proxy material is first being mailed to the Nash Finch stockholders on or about April 7, 1997.

                              PURPOSES OF MEETING

    The following business will be attended to at the Annual Meeting (the Board of Directors recommends a vote FOR the following):

    1.  To elect three directors to serve for three-year terms.

    2. To consider and act upon a proposal to adopt the 1997 Non-Employee Director Stock Compensation Plan.

    3.  To consider and act upon a proposal to amend the 1994 Stock Incentive
        Plan.

    4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

                       OUTSTANDING SHARES; VOTING RIGHTS

    The close of business on Monday, March 24, 1997 has been fixed by the Board of Directors of Nash Finch as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On March 24, 1997, Nash Finch had outstanding 11,300,488 shares of common stock, par value $1.66 2/3 per share ("Common Stock"), each such share entitling the holder thereof to one vote in person or by proxy. The holders of a majority of the total shares issued and outstanding (5,650,245 shares), whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

    Shares of Common Stock represented by properly executed proxies will be voted in accordance with the choices specified therein, and where no choice is specified, such shares will be voted (i) for the election of the three nominees,
(ii) for the adoption of the Nash Finch 1997 Non-Employee Director Stock Compensation Plan, (iii) for the adoption of the amendment to the Nash Finch 1994 Stock Incentive Plan, and (iv) with respect to any other business which may properly come before the Annual Meeting or any adjournment or adjournments thereof, according to the best judgment of the proxies named on the enclosed proxy card.

    In general, shares of Common Stock represented by a properly signed and returned proxy will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy reflects votes withheld from director nominees (or is left blank) or reflects a "broker non-vote" on a particular matter (i.e., a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on that particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

    Stockholders may vote for all nominees for director, or withhold authority to vote for all or certain nominees. Withheld shares will be treated as shares present and entitled to vote and will be counted as voted shares. In connection with the other two proposals, stockholders may vote for or against the proposal, or abstain. Abstentions will be treated as shares present and entitled to vote but not cast in favor of the proposal, thus having the same effect as votes against the proposal. Broker non-votes, as to a particular matter, will be treated as shares not entitled to vote, and thus will not be counted as voted shares. The election of directors and approval of each of the other two proposals requires the affirmative vote of a majority of the total shares present and entitled to vote on each such matter.

                     PRINCIPAL STOCKHOLDERS AND BENEFICIAL
                            OWNERSHIP OF MANAGEMENT

    Set forth in the following table is information, as of March 1, 1997 unless otherwise indicated, pertaining to (a) persons who, to the best of Nash Finch's knowledge, owned beneficially more than five percent of the outstanding shares of Common Stock, (b) the individual ownership of Common Stock by directors, nominees and named executive officers, and (c) the ownership of Common Stock by directors and executive officers as a group. Options exercisable within 60 days after March 1, 1997 are set forth in note (2) to the table.

                                                              SHARES OF COMMON
                                                             STOCK BENEFICIALLY
                                                                OWNED (1)(2)
                                                            ---------------------
                                                                         PERCENT
NAME OF BENEFICIAL OWNER                                      AMOUNT     OF CLASS
--------------------------------------------------          ----------   --------
Carole F. Bitter                                              1,000          *
Richard A. Fisher                                             2,000(3)       *
Alfred N. Flaten                                             29,713(4)       *
Allister P. Graham                                            1,000          *
John H. Grunewald                                             2,500(5)       *
Richard G. Lareau                                             3,500(6)       *
Russell N. Mammel                                            33,210(7)       *
Don E. Marsh                                                    640          *
Donald R. Miller                                              1,818          *
Robert F. Nash                                              103,565(8)       *
Jerome O. Rodysill                                           21,015(9)       *
William T. Bishop                                             9,352          *
David J. Richards                                            19,297(10)      *
Charles M. Seiler                                             1,877          *
Norman R. Soland                                             10,142(11)      *
All Directors and Executive                                 265,328(12)   2.35%
 Officers as a Group (25 persons)
Sanford C. Bernstein & Co., Inc.                            633,375(13)   5.60%
 767 Fifth Avenue
 New York, New York 10153
Franklin Resources, Inc.                                    669,500(14)   5.92%
 777 Mariners Island Blvd.
 San Mateo, CA 94404

------------------------

 *  Less than 1%.

 (1) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

 (2) Not included are shares of Common Stock which may be acquired within 60 days of March 1, 1997 by the persons and group identified in this table upon the exercise of options granted under the Nash

     Finch 1994 Stock Incentive Plan (the "1994 Stock Incentive Plan") and the Nash Finch 1995 Director Stock Option Plan (the "1995 Director Stock Option Plan"). For all directors and executives as a group, there are 30,570 shares of Common Stock issuable upon the exercise of options, which include: 4,200 shares for Mr. Flaten; 1,920 shares for Mr. Bishop; 1,200 shares for Mr. Richards; 1,800 shares for Mr. Seiler; 1,800 shares for Mr. Soland; 500 shares each for Ms. Bitter, Mr. Fisher, Mr. Marsh, and Mr. Nash; and 1,000 shares each for Mr. Graham, Mr. Grunewald, Mr. Lareau, Mr. Mammel, Mr. Miller, and Mr. Rodysill. The following assumes the exercise of these options for purposes of calculating the percent of Common Stock deemed to be beneficially owned by such individual or group: each named executive officer and director of Nash Finch, less than 1%; and the directors and executive officers of Nash Finch as a group, 2.62%.

 (3) Includes 500 shares owned beneficially by Mr. Fisher's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

 (4) Includes 1,000 shares owned beneficially by Mr. Flaten's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

 (5) Includes 500 shares owned beneficially by a trust for which Mr. Grunewald's wife serves as a trustee. As a result, Mr. Grunewald may be deemed to share voting and investment power for such shares, but he disclaims any beneficial interest in such shares.

 (6) Includes 1,500 shares owned beneficially by Mr. Lareau's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

 (7) Includes 32,810 shares owned beneficially by Mr. Mammel's living trust, as to which he exercises voting and investment power as trustee and beneficiary of such living trust.

 (8) Includes 28,082 shares owned beneficially by Mr. Nash's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

 (9) Includes 12,860 shares held by a trust for the benefit of Mr. Rodysill's wife, of which Mr. Rodysill is a co-trustee with his son and as to which he shares voting and investment power.

(10) Includes 1,500 shares owned beneficially by Mr. Richards' son as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

(11) Includes 3,157 shares that are owned beneficially by Mr. Soland and his wife jointly and as to which he shares voting and investment power.

(12) Includes 49,099 shares as to which voting and investment power are shared or may be deemed to be shared.

(13) Sanford C. Bernstein & Co., Inc. has reported in a Schedule 13G filed with the Securities and Exchange Commission on January 30, 1997 that, as of December 31, 1996, it was the beneficial owner of all of such shares, possessing sole investment power with respect to all such shares, sole voting power with respect to 537,100 shares and shared voting power with respect to 16,700 shares. Sanford C. Bernstein & Co., Inc. has also reported that the filing was made in its capacities as an investment adviser and broker/dealer, and that its beneficial ownership of such shares is on behalf of certain accounts of its discretionary clients. These clients have the right to receive dividends from and the proceeds of the sale of such securities.

(14) Franklin Resources, Inc. has reported in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 1997 that, as of December 31, 1996, it was the beneficial owner of all of such shares, possessing sole investment power and sole voting power with respect to all such shares. Franklin Resources, Inc. has also reported that the filing was made in its capacities as a holding company of direct and indirect investment advisory subsidiaries. Such subsidiaries advise various open or closed-end investment companies or other managed accounts pursuant to advisory contracts. The advisory contracts grant to such subsidiaries all voting and investment power over the securities owned by the advisory clients, and as a result, such subsidiaries may be deemed as the beneficial owners of such shares. These clients have the right to receive dividends from and the proceeds of the sale of such securities.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO.1)

NOMINATION

    The Nash Finch Restated Certificate of Incorporation and Bylaws, each as amended, provide that the Board of Directors shall consist of not less than nine nor more than 17 members, as determined from time to time by the Board of Directors, divided into three classes of as nearly equal size as possible. The term of each class of directors is three years, and the term of one class expires each year in rotation. The Board of Directors has determined that there will be eleven directors of Nash Finch for the ensuing year.

    The terms of three current members of the Board of Directors will expire at the Annual Meeting, one of whom will not stand for reelection. The terms of the remaining eight current members of the Board of Directors will not expire this year, but will expire as indicated below. The Board of Directors has nominated three of the nominees listed below to serve as directors of Nash Finch for terms of three years, expiring at the 2000 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Two of the nominees currently serve as directors and have served continuously from the dates indicated below. The remaining nominee is Jerry L. Ford, who is described below and has not previously served on the Board of Directors.

    The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote is required for the election of the three nominees. It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election of the three nominees named in the proxy, unless otherwise directed by the stockholder. Nash Finch's Board of Directors recommends a vote FOR the election of each of the nominees. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy will be voted for the election as directors of such other persons as determined in the discretion of the proxies named on the enclosed proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

INFORMATION ABOUT DIRECTORS AND NOMINEES

                                                                                                                  DIRECTOR
NAME                        AGE                                 PRINCIPAL OCCUPATION                                SINCE
----------------------      ---      --------------------------------------------------------------------------  -----------
NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2000:

Jerry L. Ford                   56   Executive Vice President and Chief Operating Officer of Comdisco Network           N/A
                                       Services, Inc. (computer network implementation and management)
Donald R. Miller                69   Management Consultant                                                             1978
Robert F. Nash                  63   Retired Vice President and Treasurer of Nash Finch                                1968

DIRECTORS NOT STANDING FOR ELECTION THIS YEAR WHOSE TERMS EXPIRE IN 1999:

Carole F. Bitter                51   President and Chief Executive Officer of Harold Friedman, Inc. (operator          1993
                                       of retail supermarkets)
Richard A. Fisher               67   Retired Vice President -- Finance and Treasurer of Network Systems                1984
                                       Corporation (manufacturer of data communications systems)
John H. Grunewald               60   Retired Executive Vice President -- Finance and Administration, Polaris           1992
                                       Industries, Inc. (manufacturer of recreational equipment)
Don E. Marsh                    59   Chairman of the Board, President and Chief Executive Officer, Marsh               1995
                                       Supermarkets, Inc. (supermarket and convenience store chain operator)

DIRECTORS NOT STANDING FOR ELECTION THIS YEAR WHOSE TERMS EXPIRE IN 1998:

Alfred N. Flaten                62   President and Chief Executive Officer of Nash Finch                               1990
Allister P. Graham              60   Chairman and Chief Executive Officer of The Oshawa Group Limited (food and        1992
                                       pharmaceutical distributor in Canada)
Richard G. Lareau               68   Partner, Oppenheimer Wolff & Donnelly (law firm)                                  1984
Jerome O. Rodysill              68   Retired Senior Vice President of Nash Finch                                       1974

OTHER INFORMATION ABOUT DIRECTORS AND NOMINEES

    Except as indicated below, there has been no change in principal occupations or employment during the past five years for the directors or nominees for election as directors.

    Mr. Ford has served as Executive Vice President and Chief Operating Officer of Comdisco Network Services, Inc. since June 30, 1994. He previously served as Executive Director and Chief Operating Officer of Lindquist & Vennum, a law firm, for more than five years.

    Mr. Nash retired in January 1996 as Vice President and Treasurer of Nash Finch, a position he had held for more than five years.

    Mr. Fisher retired in December 1992 as Vice President -- Finance and Treasurer of Network Systems Corporation, a position he had held for more than five years.

    Mr. Grunewald retired in January 1997 as Executive Vice President, Finance and Administration of Polaris Industries, Inc., a position he had held since September 1993. He previously served as Executive Vice President, Chief Financial Officer and Secretary of Pentair, Inc. for more than five years.

    Mr. Flaten's election as Chief Executive Officer was effective in November 1994. Prior to such election, Mr. Flaten held the position of President and Chief Operating Officer of Nash Finch effective in November 1991.

    Mr. Lareau has been a partner in the law firm of Oppenheimer Wolff & Donnelly for over 30 years. Oppenheimer Wolff & Donnelly has provided and is expected to continue to provide legal services to Nash Finch. Mr. Lareau also serves as a director of Merrill Corporation, Mesabi Trust, Northern Technologies International Corporation and Ceridian Corporation.

    Mr. Rodysill retired in January 1994 as Senior Vice President, Store Development and Construction of Nash Finch, a position he had held for more than five years.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

    Standing committees of the Board of Directors include the Audit Committee, the Compensation Committee and the Nominating Committee.

    The Audit Committee reviews and monitors accounting policies and control procedures of Nash Finch, including recommending the engagement of independent public accountants and reviewing the scope of the audit. The current members of the Audit Committee are Carole F. Bitter, Richard A. Fisher, John H. Grunewald, Richard G. Lareau and Jerome O. Rodysill. The Audit Committee met three times during fiscal 1996.

    The Compensation Committee determines salaries and bonuses for executive officers, selects the officer and key employee participants and determines the compensation awards to be made to such participants under the Nash Finch Executive Incentive Bonus and Deferred Compensation Plan, and considers new executive compensation plans for recommendation to the Board of Directors. The Compensation Committee also administers the 1994 Stock Incentive Plan and the 1995 Director Stock Option Plan. The current members of the Compensation Committee are Carole F. Bitter, Richard A. Fisher, Allister P. Graham, Russell
N. Mammel and Donald R. Miller. Alfred N. Flaten, as Chief Executive Officer of Nash Finch, is a non-voting member of the committee. The Compensation Committee met five times during fiscal 1996.

    The Nominating Committee considers and recommends to the Board of Directors the size of the Board, nominees who meet the criteria for Board membership, the procedures for identifying potential Board nominees, nominees for election as officers, and matters relating to director compensation. In addition, the Nominating Committee recommends to the Board of Directors nominees for appointment to Board committees as well as the functions, responsibilities and procedures for the various Board committees. The Nominating Committee will administer the 1997 Non-Employee Director Stock Compensation Plan if such plan is approved. The current members of the Nominating Committee are Alfred N. Flaten, Allister P. Graham, Richard G. Lareau, Don E. Marsh, Donald R. Miller and Robert F. Nash. The Nominating Committee met four times during fiscal 1996. Stockholder recommendations for director nominees may be considered, but there are no established procedures for the submission of such recommendations to the Nominating Committee for consideration.

    During 1996, the Board of Directors held six regularly scheduled meetings and one special meeting. All of the directors attended 75% or more of the aggregate meetings of the Board of Directors and all committees on which they served during the periods that each served as a director and committee member, with the exception of Don E. Marsh who, because of business conflicts, was unable to attend one Board and three Nominating Committee meetings.

COMPENSATION OF DIRECTORS

    DIRECTORS' FEES. Directors who are full-time employees of Nash Finch receive no separate compensation for their services as directors. Directors who are not full-time employees of Nash Finch receive out-of-pocket traveling expenses incurred in attending Board and committee meetings. From the beginning of fiscal 1996 through December 31, 1996, such directors received compensation of $1,000 for each Board meeting attended, $500 for each committee meeting attended, and a retainer of $1,100 per month. In addition, from the beginning of the fiscal year until April 30, 1996, the director elected by the Board of Directors to serve as Board Chair, if not a full-time employee of the Company, received an additional retainer of $1,100 per month. Effective May 1, 1996, the Board Chair receives an additional monthly retainer equal to two times the monthly retainer paid to outside members of the Board of Directors generally. Also, on April 9, 1996, the Board granted Mr. Miller a special award of 750 shares of Common Stock in recognition of his contributions as Board Chair since his election to that position in May 1995. At April 9, 1996, the market price for the Common Stock was $16.375 per share.

    Effective January 1, 1997, directors who are not full-time employees of Nash Finch receive compensation at a rate of $1,500 plus reasonable expenses incurred for each meeting of the Board of Directors attended, $750 plus reasonable expenses incurred for attendance at a committee meeting, a retainer of $1,250 per month for serving as a director, a retainer of $125 per month for serving as a member of a committee of the Board, and a retainer of $125 per month for serving as Chair of a committee of the Board. The Board Chair remains entitled to receive an additional monthly retainer equal to two times the monthly retainer paid to outside members of the Board of Directors generally.

    1997 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN. On February 11, 1997, the Board of Directors adopted the 1997 Non-Employee Director Stock Compensation Plan, subject to approval of the stockholders at the Annual Meeting. If approved, this plan would provide non-employee directors with (i) a portion of their annual retainer either in shares of Common Stock or credits to a phantom stock account, and (ii) the opportunity to defer the remainder of their director compensation through credits to a phantom stock account or an interest bearing account. See "Approval of 1997 Non-Employee Director Stock Compensation Plan."

    1995 DIRECTOR STOCK OPTION PLAN. Pursuant to the 1995 Director Stock Option Plan, each director who is not an employee of Nash Finch is eligible to receive an annual grant of an option to purchase 500 shares of Common Stock (the "Option") immediately following each annual meeting of stockholders of Nash Finch while the plan is in effect. On May 14, 1996, each director other than Mr. Flaten was granted an Option. Mr. Flaten was ineligible because he was an employee of the Company.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the cash and non-cash compensation earned during the fiscal years ending December 28, 1996, December 30, 1995, and December 31, 1994, by the Chief Executive Officer and the four most highly compensated executive officers of Nash Finch whose salary and bonus exceeded $100,000 for the fiscal year ended December 28, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM COMPENSATION
                                                                    AWARDS
                                    ANNUAL COMPENSATION    ------------------------             PAYOUTS
                                                           RESTRICTED                -----------------------------
                                   ----------------------     STOCK     SECURITIES      LTIP         ALL OTHER
NAME AND PRINCIPAL      FISCAL      SALARY     BONUS (1)   AWARDS (2)   UNDERLYING   PAYOUTS (4)  COMPENSATION (5)
POSITION                 YEAR         ($)         ($)          ($)      OPTIONS (3)      ($)            ($)
--------------------  -----------  ---------  -----------  -----------  -----------  -----------  ----------------
Alfred N. Flaten            1996     368,985     114,700       69,996       48,693      165,956           5,318
  President, Chief          1995     279,232     130,000       --           --           --               5,081
  Executive Officer         1994     221,257     100,000       --            7,000       --               4,944
  and Director

William T. Bishop           1996     179,506      43,200       29,998       20,868       50,478          --
  (6)                       1995     149,588      50,000       --           --           --              --
  Senior Vice               1994       5,753      --           --            3,200       --              --
  President,
  Sales and
  Logistics

David J. Richards           1996     153,425      55,000       --           --           37,836          --
  (6)                       1995     124,657      25,000       --           --           --              --
  Vice President,           1994       7,192      --           --           --           --              --
  Corporate Retail
  Stores

Norman R. Soland            1996     139,616      34,720       21,597       15,024       39,247           5,318
  Vice President,           1995     107,704      47,000       --           --           --               4,398
  Secretary and             1994     102,219      33,000       --            3,000       --               4,338
  General Counsel

Charles M. Seiler           1996     128,646      41,600       --           --           36,151           5,318
  Vice President,           1995     113,189      30,000       --           --           --               4,847
  Corporate Retail          1994      83,770      30,000       --            3,000       --               3,625
  Operations

------------------------

(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though bonuses were actually paid in the following year.

(2) These amounts reflect the value of the 25% discount related to the purchase by certain executive officers of shares of Common Stock that are restricted and subject to a risk of forfeiture for an aggregate purchase price equal to 75% of the fair market value of the Common Stock on January 31, 1996. Pursuant to this program (the "Management Restricted Stock Purchase Program"), which was implemented under the 1994 Stock Incentive Plan, 10% of the aggregate purchase price was paid by such executive officer in cash and the remainder was paid by delivery of a promissory note secured by a pledge of the shares. Interest on the promissory note, at a rate of 5.61% per annum (120% of the then applicable federal rate), is payable quarterly, with principal amounts payable commencing two years from issuance of the promissory note and due in full on February 28, 2001. The forfeiture restrictions on the shares generally will lapse on February 28, 2001, although the shares will remain pledged as collateral for the promissory note until repayment of the promissory note or Nash Finch otherwise releases such shares. If, however, the executive officer's employment is terminated by reason of death, disability, retirement, or a change in control of Nash Finch occurs (as defined in the 1994 Stock Incentive Plan), the forfeiture restrictions will lapse. If the executive officer's employment is terminated prior to the lapsing of forfeiture restrictions for any other reason, such restricted shares will be repurchased by Nash Finch at the lesser of the purchase price paid or an amount equal to the then fair market value of the shares divided by 0.75. Although ordinary cash dividends on such restricted shares will be paid to such executive officers, any other dividends or distributions on such restricted shares will be subject to the same security interest and forfeiture restrictions as the shares to which they relate. As of December 28, 1996, the number and fair market value of restricted shares held by each of the named executive officers participating in the Management Restricted Stock Purchase Program was as follows: (i) Mr. Flaten's shares (16,231) had a fair market value of $353,024; (ii) Mr. Bishop's shares (6,956) had a fair market value of $151,293; and (iii) Mr. Soland's shares (5,008) had a fair market value of $108,924.

(3) Reflects the grant of options under the 1994 Stock Incentive Plan.

(4) These amounts reflect (i) the fair market value of shares of Common Stock issued for performance units earned for fiscal 1996 pursuant to awards granted under the 1994 Stock Incentive Plan (see "Executive Compensation and other Benefits -- Long-Term Incentive Plan," and "Executive Compensation and other Benefits -- Report of Compensation Committee on Executive Compensation"), and (ii) cash payments representing dividends declared on an equivalent number of shares ("dividend equivalents") from January 1, 1996 through March 1, 1997, the date the shares were issued. The fair market value of the shares was determined as of February 10, 1997 ($20.125 per share of Common Stock), the date that issuance of the shares was approved by the Compensation Committee of the Board of Directors. These shares have been included as payouts for fiscal 1996, the year for which they were earned, even though the shares were not issued, and dividend equivalents paid, until 1997.

(5) "All Other Compensation" consists of contributions by Nash Finch in 1994, 1995 and 1996 to the Nash Finch Profit Sharing Plan.

(6) Mr. Bishop and Mr. Richards joined Nash Finch in December 1994.

STOCK OPTIONS

    The following table summarizes the option grants during the fiscal year ended December 28, 1996 to the executive officers named in the Summary Compensation Table and the potential realizable value of the options held by such executive officers on December 28, 1996.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                 INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                               -----------------------------------------------------     VALUE AT ASSUMED
                                NUMBER OF                                             ANNUAL RATES OF STOCK
                               SECURITIES     % OF TOTAL                              PRICE APPRECIATION FOR
                               UNDERLYING   OPTIONS GRANTED  EXERCISE OR                 OPTION TERM (2)
                                 OPTIONS    TO EMPLOYEE IN   BASE PRICE   EXPIRATION  ----------------------
                               GRANTED (1)    FISCAL YEAR     ($/SHARE)      DATE       5% ($)      10%($)
                               -----------  ---------------  -----------  ----------  ----------  ----------
Alfred N. Flaten                   48,693           35.7%       17.25       02-28-03   341,825     797,104
William T. Bishop                  20,868           15.3%       17.25       02-28-03   146,473     341,609
David J. Richards                       0            N/A         N/A             N/A     N/A         N/A
Norman R. Soland                   15,024           11.0%       17.25       02-28-03   105,468     245,943
Charles M. Seiler                       0            N/A         N/A             N/A     N/A         N/A

------------------------

(1) These options were granted in connection with the Management Restricted Stock Purchase Program described in footnote (2) to the Summary Compensation Table. Options to purchase three shares of Common Stock were granted for each share of restricted Common Stock purchased under the program. Such options have an exercise price equal to the fair market value of the Common Stock on the date of grant, become exercisable in 10% increments in the proportion that repayments of principal on the promissory notes bear to the original principal amount of such promissory notes, become exercisable in full in any event on February 28, 2002 and expire on February 28, 2003. If the executive officer's employment terminates for any reason other than death, disability or retirement, such options generally will terminate. Upon a change in control of Nash Finch (as defined in the 1994 Stock Incentive
    Plan), however, such options will become exercisable in full and will remain exercisable for the remainder of their terms regardless of whether the executive officer remains in the employ of Nash Finch. See "Amendment to 1994 Stock Incentive Plan -- Summary of 1994 Plan" for a description of events constituting a change of control of Nash Finch.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Common Stock, overall market conditions and the executive officer's continued involvement with Nash Finch. The amounts represented in this table might not necessarily be achieved.

    During fiscal year 1996, no options were exercised by the executive officers named in the Summary Compensation Table. The following table summarizes the number and value of such officers' unexercised options at the fiscal year end.

                         FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                                      OPTIONS AT DECEMBER 28, 1996   AT DECEMBER 28, 1996 (1)
                                                      ----------------------------  --------------------------
                                                       EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                                      -------------  -------------  -----------  -------------
Alfred N. Flaten                                            4,200         51,493     $  20,475    $   232,770
William T. Bishop                                           1,920         22,148     $  10,800    $   101,100
David J. Richards                                           1,200            800     $   6,750    $     4,500
Norman R. Soland                                            1,800         16,224     $   8,775    $    73,458
Charles M. Seiler                                           1,800          1,200     $   8,775    $     5,850

------------------------

(1) Value is calculated as the excess of the fair market value of the Common Stock underlying the options over the option exercise price.

LONG-TERM INCENTIVE PLAN

    The following table sets forth information regarding (a) the number of stock equivalent ("phantom stock") units allocated for the fiscal year ended December 28, 1996 to each of the executive officers named in the Summary Compensation Table under the Nash Finch Executive Incentive Bonus and Deferred Compensation Plan (the "Deferred Compensation Plan") and (b) the number of performance share units granted to such officers under the 1994 Stock Incentive Plan. Each phantom stock unit has a base value of $18.495.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                             ESTIMATED FUTURE PAYOUTS UNDER
                                                       PERFORMANCE OR          NON-STOCK PRICE-BASED PLAN
                                   NUMBER OF SHARES,    OTHER PERIOD     ---------------------------------------
                                    UNITS OR OTHER    UNTIL MATURATION      THRESHOLD      TARGET      MAXIMUM
NAME                                  RIGHTS (#)          OR PAYOUT            (#)           (#)         (#)
---------------------------------  -----------------  -----------------  ---------------  ---------  -----------
Alfred N. Flaten                           4,429(1)                 (2)        --            --          --
                                          23,646(3)           1996-1998         0            15,764      15,764
William T. Bishop                          2,155(1)                 (2)        --            --          --
                                           7,188(3)           1996-1998         0             4,792       4,792
David J. Richards                          1,616(1)                 (2)        --            --          --
                                           5,391(3)           1996-1998         0             3,594       3,594
Norman R. Soland                           1,676(1)                 (2)        --            --          --
                                           5,592(3)           1996-1998         0             3,728       3,728
Charles M. Seiler                          1,536(1)                 (2)        --            --          --
                                           5,151(3)           1996-1998         0             3,434       3,434

------------------------

(1) The Deferred Compensation Plan provides additional long-term incentive compensation to selected executive officers and other key employees. Participants are selected annually by the Compensation Committee which also determines the amounts to be allocated to participants for the year. Normally, the Deferred Compensation Plan is effective only if the consolidated net income of Nash Finch and its subsidiaries exceeds 6% of the stockholders' equity as shown on Nash Finch's current financial statements, and then only 5% of such excess is available for allocation to participants. The Compensation Committee may, however, in its discretion, authorize any amount to be allocated under the Deferred Compensation Plan. The amount allocated annually to each participant cannot exceed one-third of the participant's annual base salary. The entire allotment to a participant is contingently credited to the participant's account at the end of each year. (Nash Finch does not fund or set aside any cash amounts which are allocated to participants; instead, bookkeeping entries are made). Allotments credited to each participant's account are converted to share equivalents of Common Stock and each participant is entitled to additional credits for dividends paid on such share equivalents during each subsequent year. The dividend credits are also converted to share equivalents. In addition, the value of each participant's account is increased or decreased, whichever is applicable, by an amount equal to the increase or decrease in fair market value of the share equivalents during the year, provided that the participant is always entitled to the amounts originally allocated regardless of any decrease in the market value of share equivalents.

(2) Amounts contingently credited to the participant's account are payable to the participant in cash upon termination of employment, except that benefits may be totally or partially forfeited under certain circumstances.

(3) These awards represent performance units granted under the 1994 Stock Incentive Plan and payable, to the extent earned, in shares of Common Stock (the "Performance Units"). Payout of the Performance Units is tied to achieving specified levels of earnings per share ("EPS") growth, average return on stockholders' equity ("ROE") and total stockholder return ("TSR"). Minimum and maximum performance goals for each category have been determined by the Compensation Committee. If performance equals or exceeds the maximum goal for the category, all of the Performance Units allocated to the category are earned and paid out. If performance equals or is less than the minimum goal, no Performance Units allocated to the category are earned or paid out. If performance for a particular category exceeds the minimum goal for that category, but is less than the maximum goal, Performance Units are earned and paid out on a proportionate basis. Performance Units allocated to EPS growth would be earned based upon 1996 performance and paid out in 1997. Performance Units allocated to ROE and TSR would be earned based upon performance for the period 1996 through 1998, and would not be paid out until 1999. The maximum targeted EPS growth was achieved in 1996, and therefore, Performance Units allocated to this category were earned and were paid out in 1997. The payout of earned Performance Units is included in the number of shares beneficially owned by the executive officers (see "Principal Stockholders and Beneficial Ownership of Management"), and is reported in the Summary Compensation Table. Since payout of the Performance Units may not exceed 100% of the Performance Units granted, the target award amount and the maximum award amount are the same. For more detail about the Performance Units, see "Report of Compensation Committee on Executive Compensation."

CHANGE IN CONTROL AGREEMENTS

    The Board of Directors has authorized Nash Finch to enter into change in control agreements with certain executive officers and key employees of Nash Finch and its subsidiaries. Pursuant to these agreements, certain payments and benefits would be provided to such employees in the event their employment is terminated under certain conditions, including a change in control of Nash Finch.

    If an employee is terminated by Nash Finch or a subsidiary within 24 months of a change in control (or, in limited circumstances, prior to such a change in control) other than by reason of death, disability, retirement or cause, or the employee terminates for good reason, Nash Finch will pay or cause to be paid to the employee a lump sum equal to the employee's highest monthly compensation (as defined in the employee's change in control agreement) multiplied by a number of months equal to either 12, 24 or 36 months and will maintain or cause to be maintained benefit plans (including health, life, dental and disability) for the employee and his or her dependents for 12, 24 or 36 months. Subject to certain limitations, the multiple referred to above is 36 months for Mr. Flaten, 24 months for Mr. Bishop, Mr. Richards, Mr. Soland and Mr. Seiler, and 24 months or 12 months for all other designated employees.

    The options, Performance Units, and rights to purchase restricted stock ("Restricted Stock Awards") granted to the executive officers named in the Summary Compensation Table were granted under the 1994 Stock Incentive Plan. Pursuant to the terms of the 1994 Stock Incentive Plan and the agreements evidencing such awards, the following occurs upon a change in control of Nash
Finch: (i) for options granted, the Compensation Committee, in its sole discretion, may (a) accelerate the exercisability of options such that the options will be immediately exercisable upon the change in control, or (b) determine that the optionee will receive, as of the effective date of the change in control, cash in an amount equal to the excess of the fair market value of the option shares immediately prior to the effective date of the change in control over the exercise price per share of the options; (ii) for Performance Units granted, the Compensation Committee, in its sole discretion, may (a) adjust the number and kind of securities subject to the Performance Unit and the performance criteria which must be fulfilled in order to earn the award shares, and (b) in the event of involuntary termination of employment following a change in control, adjust the formula provided in the performance award to provide for the issuance of more award shares than would be the case if the involuntary termination were not preceded by a change in control; and (iii) for shares of Common Stock purchased pursuant to Restricted Stock Awards, the Compensation Committee, in its sole discretion, may declare such shares to be fully vested and nonforfeitable.

    Pursuant to the terms of the Deferred Compensation Plan, the following occurs upon a change in control of Nash Finch: (i) an additional amount would be allocated to the account of each participant equal to the amount allocated in the previous year; (ii) forfeiture provisions would lapse; and (iii) the total balance of the participant's account would become payable in full.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    OVERVIEW. The Compensation Committee (the "Committee") of the Board of Directors is comprised of directors who are not full-time employees of Nash Finch. The Chief Executive Officer ("CEO") of Nash Finch, EX OFFICIO, is a non-voting member of the Committee.

    The Committee has overall responsibility for executive compensation pursuant to delegation by the Board of Directors. As described under "Election of Directors -- Information About Board and Its Committees," the Committee determines annual salaries and bonuses of executive officers and certain other key employees, including the CEO; considers and makes recommendations to the Board concerning new executive compensation plans; and administers the Deferred Compensation Plan, the 1994 Stock Incentive Plan and the 1995 Director Stock Option Plan.

    As part of the Compensation Committee's on-going efforts to ensure the continuing effectiveness and appropriateness of the Company's executive compensation program, the program was reviewed in 1993 with the assistance of an outside consultant. The review led to various changes in Nash Finch's policies regarding executive compensation including clarification and restatement of the basic objectives of the program, a more defined performance focus, and an increased emphasis on performance-related stock incentives.

    COMPENSATION PHILOSOPHY. The fundamental objective of Nash Finch's executive compensation program is to support the achievement of the Company's business objectives. As such, the Company's philosophy is that executive compensation should be designed to achieve the following:

    - Enable the Company to attract and retain qualified key executives whose skills and capabilities are needed to assure the continued growth and success of Nash Finch in a highly competitive industry.

    - Provide an incentive to executives by tying a meaningful portion of compensation to the achievement of Company financial objectives.

    - Align the interests of executives with those of Nash Finch stockholders by providing a significant portion of compensation in Common Stock.

    To maintain an appropriately competitive level of total compensation, comparisons are made with the ranges of compensation paid to persons holding comparable positions at other companies of similar size, with primary emphasis on the food distribution industry. These comparisons, by necessity, extend beyond the companies included in the peer group for the comparative performance graph shown below, given the number and size of companies included in the industry group.

    COMPONENTS OF EXECUTIVE COMPENSATION. The principal components of executive compensation include salaries, cash bonuses and longer-term incentive compensation.

    Salaries and cash bonuses for executive officers, including the CEO and the other executive officers named in the Summary Compensation Table, are determined annually, taking into consideration the executive's level of responsibility and experience, individual and corporate performance, and competitive compensation comparisons. Salaries for executive officers, including the CEO, are recommended by the CEO to the Committee. The CEO's performance is evaluated by the Committee, and each executive officer's performance is evaluated by the CEO and reviewed by the Committee. After giving consideration to such recommendations, performance evaluations and other relevant factors, the Committee makes its final determination regarding salaries.

    Effective for 1996, a new officer bonus plan was approved and implemented by the Committee. Under the plan, annual cash bonuses for executive officers are determined based upon performance against predetermined financial and other goals. A maximum potential bonus is assigned by the Committee for each eligible officer. For executive officers, these range from 30% of annual base salary to 50% of annual base salary for the CEO.

    For each such officer, including the CEO, point values are established for each annually predetermined goal. The goals for the CEO are approved by the Committee; those for other executive officers are reviewed. Performance against each goal is measured objectively after the end of the year, and the amount of the officer's bonus for that year is determined on the basis of such measured performance as a percentage of the maximum potential bonus. For 1996, 35% of the CEO's maximum potential bonus was allocated to earnings per share and return on equity goals; the remaining 65% was allocated to organizational development and operational goals.

    Longer-term incentive compensation consists largely of awards of phantom stock units to certain executives under the Deferred Compensation Plan. Such awards are intended primarily to serve as a means of retaining key executives by providing supplemental retirement income. The potential value of such awards is linked to stock price appreciation providing an additional long-term incentive to increase stockholder value during an executive's career with Nash Finch. The Committee administers the Deferred Compensation Plan and is responsible for selecting the executive officers and other key employees for participation in the plan and determining the amounts of compensation awards allocated to the selected participants. Refer to "Executive Compensation and Certain Other Benefits -- Long-Term Incentive Plan" for a description of the key terms of the Deferred Compensation Plan.

    It has also been Nash Finch's policy to encourage a broad range of employees (including executive officers) to participate in stock ownership. For this purpose, a number of stock option plans have been adopted over the years. The size of individual stock option grants made under such plans have largely been determined by the employee's position and ability to purchase shares, as measured by his or her cash compensation level.

    The 1994 Stock Incentive Plan, among other things, authorizes the Committee to award rights to executive officers and other key employees to receive shares of Common Stock upon the achievement of established performance goals. Such awards are referred to in the 1994 Stock Incentive Plan as "Performance Units."

    Such Performance Units would have a maximum value at grant ranging from 60% of a participant's 1996 base salary to 120% for the CEO. For 1996, the number of share units which could be earned (an equal number of share units for each of three corporate performance objectives) would be determined on the basis of the average closing sales prices for the Common Stock for the last calendar quarter of 1995. The three performance categories are earnings per share (EPS) growth in 1996 compared with the highest EPS for the preceding three years, average return on stockholders' equity (ROE) for the three-year period beginning in 1996, and total stockholder return (TSR) for the same three-year period. Minimum and maximum performance goals have been determined by the Committee for each category. In no case will any portion of an award for a performance category be earned unless the minimum for that category is exceeded. An award for EPS growth would be earned based on performance in 1996 and paid out in 1997. Awards for ROE and TSR would, to the extent earned, not be paid out until 1999. Awards paid out in Common Stock will be restricted, with respect to 60% of such shares, as to transferability for three years following the issuance of such shares. For 1996, the maximum goal for EPS growth was exceeded. As a result, a total of 29,570 shares of Common Stock were earned and issued, with the Committee's approval, to executive officers and other participants, including 7,882 shares to the CEO, in accordance with the terms of the 1996 Performance Unit awards.

    The Committee believes that such performance-based awards will serve the purpose of more closely aligning executive and stockholder interests in that the executives will benefit only if stockholder value is enhanced. Also, for this purpose, the Committee has established stock ownership guidelines for executive officers who will be encouraged, but not required, to satisfy these guidelines within three to five years. The stock ownership guideline for the CEO is five times annual base salary.

    The 1994 Stock Incentive Plan also authorizes the Committee to grant awards in the form of shares of restricted Common Stock. Such awards are referred to in the 1994 Plan as "Restricted Stock Awards". In 1996, again for the purpose of more closely aligning executive and stockholder interests, and in consultation with an outside compensation consultant, the Committee granted Restricted Stock Awards to a limited number of executive officers, including the CEO. Pursuant to these grants, the participants purchased shares of restricted Common Stock at a price equal to 75% of the fair market value of the shares at January 31, 1996, the date of grant. A minimum down payment of 10% was required, with the balance being payable to the Company, with interest, over a term of five years. The shares purchased have been pledged to the Company as security for payment of the balance of the purchase price, and are subject to forfeiture if the individual does not satisfy a condition of continued employment with the Company, basically for a term of five years. Each executive officer purchasing such restricted shares also received a grant of an option to purchase an additional three shares of unrestricted Common Stock, at an exercise price equal to 100% of fair market value at January 31, 1996, for each restricted share purchased. The options, having terms of seven years, become exercisable in 10% increments as the balance of the restricted share purchase price is paid down. The number of shares of restricted stock available for purchase by the CEO had an aggregate fair market value equal to 100% of his 1995 base salary; for the other participants, the aggregate fair market value was equal to 80% of 1995 base salary. A total of 32,832 shares of restricted stock were purchased under the Restricted Stock Awards and are outstanding, including 16,231 shares issued to the CEO; related stock options total 98,496 shares, including an option for 48,693 shares granted to the CEO.

    The Committee has no present plans to grant additional Restricted Stock Awards.

    CHIEF EXECUTIVE OFFICER COMPENSATION. For the 1996 fiscal year, Mr. Flaten received a salary of $368,985, a bonus of $114,700, and a grant of 4,429 phantom stock units under the Deferred Compensation Plan. The salary and bonus of Mr. Flaten was determined in accordance with the policies outlined above.

                                          Carole F. Bitter
                                          Richard A. Fisher
                                          Allister P. Graham
                                          Russell N. Mammel
                                          Donald R. Miller
                                          Alfred N. Flaten (EX OFFICIO)

                                          Members of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Flaten, the Chief Executive Officer of Nash Finch, is a non-voting member of the Compensation Committee. Mr. Mammel, the retired President and Chief Operating Officer of Nash Finch, is also a member of and chaired the Compensation Committee through 1996.

COMPLIANCE WITH FEDERAL TAX LEGISLATION

    The Omnibus Budget Reconciliation Act of 1993 ("OBRA") disallows a deduction for federal income tax purposes by public corporations for compensation in excess of $1,000,000 paid in any year to a "covered employee" except under certain circumstances, including the attainment of objective "performance based" goals. Compensation that is deferred until retirement does not count toward the $1,000,000 limit. "Covered employees" are deemed as the individuals who, at the end of the fiscal year, are the chief executive officer and the other four most highly compensated executive officers of a company.

    During fiscal year 1996, neither the Chief Executive Officer nor any other executive officer received compensation in excess of $1,000,000. It is also unlikely that Chief Executive Officer or any other executive officer will receive total compensation in excess of $1,000,000 during fiscal year 1997. The Compensation Committee intends to continue to monitor the executive compensation program with respect to current federal tax law.

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on Nash Finch Common Stock for the last five fiscal years with the cumulative total return over the same period of the S & P 500 Index, the S & P SmallCap 600 Index (in which Nash Finch is included) and a peer group of companies selected by Nash Finch (weighted according to the peer companies' market capitalization at the beginning of each fiscal year). The comparison assumes the investment of $100 in Common Stock, the S & P 500 Index, the S & P SmallCap 600 Index and the peer group at the end of fiscal 1991 and reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            NASH FINCH COMPANY     S&P 500    S&P SMALLCAP 600 INDEX    PEER GROUP
1991                     $100.00    $100.00                   $100.00       $100.00
1992                      113.12     107.62                    121.04        107.27
1993                      112.55     118.46                    143.76        115.06
1994                      109.16     120.03                    136.92         88.79
1995                      125.93     165.13                    177.94        106.81
1996                      153.11     203.05                    215.88         97.17

                   Source: Standard & Poor's Compustat Services, Inc.

    The companies included in the peer group are Fleming Companies, Inc., Super Food Services, Inc. and Supervalu, Inc. They were selected on the basis that, like Nash Finch, each is predominately a full-line wholesale distributor of grocery products having several distribution centers and with operations which extend over a wide geographic area. The Compensation Committee has approved the selection of these companies.

    Super Food Services, Inc. was acquired by Nash Finch in November 1996 pursuant to a cash tender offer of $15.50 per share. The closing market price for Super Food Services, Inc. on October 7, 1996 (the day prior to the announcement of the cash tender offer) was $11.25 per share.

         APPROVAL OF 1997 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN
                                (PROPOSAL NO. 2)

INTRODUCTION

    The Board of Directors believes that its compensation program for non-employee directors will be tied more closely to the interests of the stockholders if at least a portion of the directors' annual retainer is paid in the form of shares of Common Stock either currently as earned or on a deferred basis when a director leaves the Board of Directors.

    Accordingly, on February 11, 1997, the Board of Directors adopted the 1997 Non-Employee Director Stock Compensation Plan (the "Director Plan"), subject to approval by the stockholders. The purpose of the Director Plan is to provide non-employee directors of Nash Finch ("Qualified Directors") with (a) 50 percent (33- 1/3 percent with respect to the calendar quarters in the 1997 calendar year) of their annual retainer in the form of either direct issuances of Common Stock or credits to a phantom stock account (the "Share Account") established under the Director Plan (the "Retainer Deferrals") and (b) the opportunity to defer receipt of the remainder of their cash director compensation (the "Other Compensation Deferrals") through credits to the Share Account or an interest bearing account established under the Director Plan (the "Cash Account"). Nash Finch has previously offered its Qualified Directors the option of deferring cash director compensation into an interest bearing account, but the Director Plan will provide the additional option of deferring into the Share Account.

ADMINISTRATION

    The Director Plan will be administered by the Nominating Committee or such other committee of the Board of Directors as may subsequently be designated by the Board of Directors, and such committee may delegate any portion of its duties to a named person. Such committee or person to whom administrative duties are delegated is referred to as the "Administrator."

    The Administrator has the discretionary power and authority to make, modify and rescind such rules, policies, practices or procedures (the "Plan Rules") as the Administrator determines to be necessary or advisable in connection with the administration of the Director Plan. The Administrator has the sole discretionary power and authority to make all determinations necessary for administration of the Director Plan, except as otherwise required by the Director Plan.

    Nash Finch reserves the right at any time to amend the Director Plan to any extent that it may deem advisable and to terminate the Director Plan. Upon the termination of the Director Plan, any benefits to which participants in the Director Plan (the "Participants") have become entitled prior to the effective date of the termination will continue to be paid in accordance with the provisions of the Director Plan.

DEFERRAL CREDITS

    RETAINER DEFERRALS.

    Each Qualified Director may elect to defer all (but not less than all) of the Retainer Share Amount for such Qualified Director with respect to the calendar quarters in a calendar year, in which case the Share Account of such Qualified Director will be credited on a quarterly basis with Share Units. A "Share Unit" is defined as the equivalent of one share of Common Stock and the number of Share Units credited to a Share Account shall be determined by dividing the Retainer Share Amount for the applicable calendar quarter by the Market Price on the date the credit is made. The "Retainer Share Amount" is determined by (a) taking an amount equal to 50 percent (33 1/3 percent with respect to the calendar quarters in the 1997 calendar year) of the annual retainer payable to Qualified Directors for the applicable calendar quarter and (b) multiplying such amount by a fraction, the numerator of which is the number of days during such calendar quarter that the individual served as a Qualified Director and the denominator of which is the total number of days in such calendar quarter. The term "Market Price" is defined as the closing sale price of the Common Stock on a specified date or, if shares of Common Stock were not then traded, on the most recent prior date when such shares were traded, as reported on the Nasdaq National Market.

    If a Qualified Director does not elect to defer such Retainer Share Amount in the manner described above, such Retainer Share Amount will be paid to such Qualified Director in the form of shares of Common Stock. The number of shares issuable will be determined in the same manner as the number of Share Units was determined for purposes of the Retainer Deferral.

    OTHER COMPENSATION DEFERRALS.

    Each Qualified Director may elect to defer into either the Cash Account or Share Account any of the remaining portion of his or her cash director compensation relating to his or her services during a calendar year.

EARNINGS CREDITS

    A Participant's Cash Account will be credited with interest, calculated on the basis of the balance in the Participant's Cash Account as of the last day of the immediately preceding calendar quarter, in an amount equal to the "applicable percentage" of the average daily balance of the Account for such immediately preceding calendar quarter. The applicable percentage for a given calendar quarter will be the quarterly equivalent of the average of the annual yield set forth for each month during such calendar quarter in the Moody's Bond Record, published by Moody's Investor's Service, Inc. (or any successor thereto) under the heading of "Moody's Corporate Bond Yield Averages -- Av. Corp." or, if such yield is no longer available, a substantially similar average selected by the Administrator.

    A Participant's Share Account will be credited with dividend equivalents, in the form of additional Share Units, based on the amount of dividends that would have been payable to the Participant if the number of Share Units credited to the Participant's Share Account on the record date for such dividend payment had then been shares of Common Stock.

DISTRIBUTIONS

    GENERAL RULES.

    Distributions of a Participant's Cash Account and Share Account will be made or commence following the date on which the Participant ceases to be a member of the Board of Directors. Distributions to a Participant will be made in the form of a lump sum payment unless the Participant elects, on a properly completed form and in accordance with Plan Rules, to receive his or her distribution in the form of annual installment payments for a period of not more than 10 years. In the event of a Participant's death, distributions will be made in a lump sum payment whether or not payments have already commenced in the form of installments. Any distribution from a Participant's Cash Account will be made in cash only, and any distribution from a Participant's Share Account will be made in shares of Common Stock only.

    SPECIAL RULES.

    In certain circumstances, special distribution rules will apply. In all circumstances, distributions from the Cash Account will be made in cash only, and distributions from the Share Account will be made in shares of Common Stock only.

    UNFORESEEABLE EMERGENCY. A distribution will be made to a Participant from his or her Share and Cash Accounts in the form of a lump sum payment if the Participant submits a written distribution request to the Administrator and the Administrator determines that the Participant has experienced an unanticipated emergency that is caused by an event beyond the Participant's control resulting in a severe financial hardship that cannot be satisfied through other means.

    SMALL BENEFITS. If the balance in the Cash Account of a Participant who has ceased to be a member of the Board of Directors is less than $5,000, such balance will be distributed in a lump sum payment.

    ACCELERATED DISTRIBUTIONS. A Participant may, at any time, elect an immediate lump sum distribution of his or her Share and Cash Accounts in an amount equal to 90 percent of the balance of such Accounts as of the date of the distribution, in which case the remaining balance of such Accounts will be forfeited.

SOURCE OF PAYMENTS; NATURE OF INTERESTS

    The Director Plan is unfunded for tax purposes. All benefits and costs under the Director Plan will be paid from Nash Finch's general assets, and the rights of Participants to receive benefits will be no greater than that of any unsecured general creditor of Nash Finch. Nash Finch may also establish a trust with an independent corporate trustee for the purpose of paying such benefits. Upon a Change in Control of Nash Finch (as defined below), Nash Finch is required to establish such a trust and to transfer to such trust an amount equal to 125% of the aggregate balance of all Participants' Accounts as of the end of the month preceding such Change in Control. The benefits payable under the Director Plan may not be sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.

    For purposes of the Director Plan, a "Change in Control" is deemed to occur upon the following: (a) a merger involving Nash Finch where the pre-merger stockholders own 50% or more but not more than 80% of the surviving company's voting stock (unless approved by the Board of Directors) or less than 50% of the surviving company's voting stock (whether or not approved by the Board of Directors); (b) a transfer of substantially all of Nash Finch's assets or a liquidation of the company; (c) the acquisition by any person or group of 20% or more but not more than 50% of Nash Finch's voting stock (unless approved by the Board of Directors) or more than 50% of Nash Finch's voting stock (whether or not approved by the Board of Directors); (d) the "continuity" directors (the current directors and their future nominees) cease to constitute a majority of the Board of Directors; and (e) any other change in control that would be required by the Securities and Exchange Commission to be reported.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    A Participant's election to make a Retainer Deferral or Other Compensation Deferral (collectively, a "Deferral") pursuant to the Director Plan will not be a taxable event for federal income tax purposes. Participants will generally not recognize taxable income until he or she receives distributions of cash or shares of Common Stock. A Participant will generally recognize capital gain or loss upon a subsequent taxable sale or disposition of any Common Stock received under the Director Plan. The capital gain or loss will be long-term capital gain or loss if the Director's holding period of the stock is longer than one year and will be short-term capital gain or loss if the stock was held for one year or less.

    In general, Nash Finch will be entitled to a compensation expense deduction for any amounts includable in the taxable income of a Participant as ordinary income, provided the Company complies with any applicable withholding requirements.

DEFERRALS UNDER THE DIRECTOR PLAN

    As of the date of this Proxy Statement, no Deferrals have been made under the Director Plan. If the Director Plan is approved by the stockholders, and assuming that each Qualified Director who is a nominee is elected at the Annual Meeting and that all Qualified Directors make Retainer Deferrals, the amount of the Retainer Deferrals (at the current level of the annual retainer) for the Qualified Directors as a group for the 1997 calendar year (from and after the date of the Annual Meeting) is set forth in the table below. These amounts are expressed both in terms of the dollar amount of such Retainer Deferrals and the number of Share Units that would be credited as a result of such Retainer Deferrals.

                               NEW PLAN BENEFITS

                                                                                        RETAINER DEFERRALS
                                                                                ----------------------------------
                                                                                 DOLLAR VALUE     NUMBER OF SHARE
NAME AND POSITION                                                                     ($)          UNITS (1)(2)
------------------------------------------------------------------------------  ---------------  -----------------
Qualified Directors as a Group
  (10 persons)                                                                        31,586             1,651

------------------------

(1) The number of Share Units in this column is based on the aggregate of the Retainer Share Amount ($3,158.60) for each Qualified Director. This amount is based on 33- 1/3 percent of the annual retainer during the portion of calendar 1997 following the date of the Annual Meeting. For the 1998 calendar year and each year thereafter, this percentage will increase to 50 percent and will relate to a full calendar year, which at the current annual retainer level would result in a Retainer Share Amount of $7,500 for each Qualified Director. The Market Price used for this calculation was $19.125, the price on March 31, 1997. The actual number of Share Units will be based on the Market Price at the end of each calendar quarter.

(2) If Retainer Deferral elections are not made, this number will reflect the number of shares of Common Stock to be issued to the Qualified Directors.

BOARD OF DIRECTORS RECOMMENDATION

    The Board of Directors recommends that the stockholders vote FOR approval of the Director Plan. The affirmative vote of a majority of the total votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the Director Plan.

                     AMENDMENT TO 1994 STOCK INCENTIVE PLAN
                                (PROPOSAL NO. 3)

INTRODUCTION

    On February 22, 1994, the Board of Directors adopted the 1994 Stock Incentive Plan (the "1994 Plan"), which was submitted to and approved by Nash Finch's stockholders at the 1994 Annual Meeting. On February 11, 1997, the Board of Directors approved, subject to the approval of the Company's stockholders, an amendment to the 1994 Plan to increase the number of shares of Common Stock subject to the 1994 Plan and authorized the Compensation Committee of the Board of Directors (the "Committee") to determine the number by which such shares would be increased. With the assistance of an outside compensation consultant, the Committee approved an increase of 200,000 shares. In connection with this overall increase in the number of shares available for issuance under the 1994 Plan, the limitation on the number of shares that may be issued pursuant to non-option awards has been increased by 150,000 shares.

    The purpose of the 1994 Plan is to advance the interests of Nash Finch and its stockholders by enabling Nash Finch and its subsidiaries to attract and retain persons of ability to perform services for Nash Finch and its subsidiaries by providing an incentive to such individuals through equity participation in Nash Finch, thereby aligning the interests of such individuals more closely with those of stockholders generally and by rewarding such individuals who contribute to the achievement by Nash Finch of its economic objectives. The Board of Directors approved the amendment to the 1994 Plan in order to assure the continued fulfillment of this purpose, believing that the number of shares which remain available for grants is not sufficient.

    The major features of the 1994 Plan, as amended, are summarized below, which summary is qualified in its entirety by reference to the actual text of the 1994 Plan, a copy of which may be obtained from Nash Finch.

SUMMARY OF THE 1994 PLAN

    GENERAL. The 1994 Plan provides for awards ("Incentive Awards") to employees (including, without limitation, officers and directors who are also employees) of Nash Finch or any subsidiary of: (i) options to purchase Common Stock that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("Incentive Options"); (ii) options to purchase Common Stock that do not qualify as such Incentive Options ("Non-Statutory Options"); (iii) awards of shares of Common Stock that are subject to certain forfeiture and transferability restrictions that lapse after specified employment or performance periods ("Restricted Stock Awards"); and (iv) rights entitling the recipient to receive a payment from Nash Finch, in the form of shares of Common Stock, cash, or a combination of both, upon the achievement of established performance goals ("Performance Units"). Incentive Options and Non-Statutory Options are collectively referred to herein as "Options," and Options, Restricted Stock Awards, and Performance Units are collectively referred to herein as "Incentive Awards."

    The 1994 Plan is administered by the Committee, which selects the participants to be granted Incentive Awards under the 1994 Plan, determines the amount of the grants to the participants, and prescribes discretionary terms and conditions of each grant not otherwise fixed under the 1994 Plan. Eligible recipients under the 1994 Plan include all full time, salaried employees (including, without limitation, officers and directors who are also employees) of Nash Finch or any subsidiary of Nash Finch. As of January 1, 1997, approximately 1,664 persons are eligible to participate in the 1994 Plan.

    As amended, the number of shares available for issuance under the 1994 Plan is 600,000 (plus any unissued shares under Nash Finch's prior stock incentive plan), of which no more than 450,000 may be issued pursuant to Incentive Awards that are not Options. During the term of the Plan, no participant may be granted Options, or other Incentive Awards with a value based solely on an increase in the value of the Common Stock after the date of grant, relating to more than an aggregate of 10% of the number of shares reserved under the 1994 Plan.

    The 1994 Plan will terminate on February 22, 2004, unless sooner terminated by action of the Board of Directors. No Incentive Award will be granted after termination of the 1994 Plan. The Board of Directors may amend the 1994 Plan in any respect that the Board deems to be in the best interests of Nash Finch without stockholder approval, unless stockholder approval is then required pursuant to the Code or the rules of the NASD. In the event of any reorganization, merger, recapitalization, stock dividend, stock split or similar change in the corporate structure or shares of Nash Finch, appropriate adjustments will be made to the number and kind of shares reserved under the 1994 Plan and under outstanding Incentive Awards and to the exercise price of outstanding Options. No right or interest in any Incentive Award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered.

    OPTIONS. The exercise price for an Option must be not less than 100% of the fair market value of the Common Stock on the day the Option is granted. In determining the fair market value of the Common Stock, the Committee, as of the date of grant, will use the mean between the high and low sales prices of the Common Stock as reported on the Nasdaq National Market, or any exchange on which the Common Stock is listed. On March 31, 1997, the mean between the high and low sales prices for the Common Stock was $19.00.

    Payment of an Option exercise price may be made either in cash or, in the sole discretion of the Committee, by (i) delivery of a broker exercise notice (pursuant to which the broker or dealer is instructed to sell enough shares or loan the optionee enough money to pay the exercise price and to remit such sums to Nash Finch), (ii) transfer from the participant to Nash Finch of previously acquired shares of Common Stock having an aggregate fair market value on the date of exercise equal to the payment required, (iii) a promissory note (on terms acceptable to the Committee in its sole discretion), or (iv) a combination of such methods. Options may be exercised in whole or in installments, as determined by the Committee. Options will have a maximum term fixed by the Committee, not to exceed 10 years from the date of grant.

    RESTRICTED STOCK AWARDS. Restricted Stock Awards are grants to participants of shares of Common Stock that are subject to restrictions and the possibility of forfeiture for a period of time set by the Committee during which the participant must remain continuously employed by or in the service of Nash Finch or any of its subsidiaries. A participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the participant as a Restricted Stock Award upon the participant becoming the holder of record of such shares as if such participant were a holder of record of shares of unrestricted Common Stock, except, unless the Committee determines otherwise in its sole discretion, any dividends or distributions (including regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate.

    PERFORMANCE UNITS. Performance Units may be awarded on such terms and conditions as the Committee may specify. Such conditions may include payment or vesting restrictions which involve continued employment or service with Nash Finch and satisfaction by Nash Finch or a specified business unit or subsidiary of predetermined performance goals or criteria approved by the Committee at the time the Performance Units are awarded. Upon satisfaction of applicable terms and conditions, Performance Units will be payable in shares of Common Stock, cash or some combination thereof in the Committee's sole discretion. The Committee in its sole discretion may credit a participant's Performance Units for dividend equivalents representing dividends or distributions (including cash dividends or distributions) paid with respect to shares of Common Stock during the period such Performance Units are outstanding.

    EFFECT OF TERMINATION OF EMPLOYMENT. If a participant ceases to be employed by or render services to Nash Finch and all subsidiaries ("Termination of Service"), all Incentive Awards held by the participant will terminate as set forth below.

    Upon Termination of Service due to death, disability or retirement (i) all outstanding Options then held by the participant will become immediately exercisable in full and will remain exercisable for a period of one year, but in no event after the expiration date of the Option, and (ii) all outstanding Restricted Stock Awards and/or Performance Units then held by the participant will terminate, vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such award.

    Upon Termination of Service for any reasons other than death, disability or retirement, all rights of the participant under the 1994 Plan and any agreements evidencing an Incentive Award will immediately terminate without notice of any kind, and no Options then held by the participant will thereafter be exercisable, all Restricted Stock Awards then held by the participant that have not vested will be terminated and forfeited, and all Performance Units then held by the participant will terminate, vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Performance Units. The Committee, however, shall have the discretion to modify the terms of Incentive Awards upon such a termination of employment.

    Notwithstanding anything in the 1994 Plan to the contrary, in the event that a participant materially breaches the terms of any confidentiality or non-compete agreement entered into with Nash Finch or any subsidiary, whether such breach occurs before or after termination of such participant's employment or other service with Nash Finch or any subsidiary, the Committee in its sole discretion may immediately terminate all rights of the participant under the 1994 Plan and any agreements evidencing an Incentive Award then held by the participant without notice of any kind.

    CHANGE IN CONTROL OF NASH FINCH. In the event a "change in control" of Nash Finch occurs, then, if approved by the Committee in its sole discretion, (i) all outstanding Options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of Nash Finch or any subsidiary,
(ii) all outstanding Restricted Stock Awards will become immediately fully vested and non-forfeitable, and (iii) all outstanding Performance Units vest and/or continue to vest in the manner determined by the Committee and as set forth in the agreement evidencing such Performance Units. In addition, the Committee, without the consent of any affected participant, may determine that some or all participants holding outstanding Options will receive cash in an amount equal to the excess of the fair market value immediately prior to the effective date of such change in control over the exercise price per share of the Options.

    For purposes of the 1994 Plan, a "change in control" of Nash Finch will be deemed to have occurred, among other things, upon: (i) a sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of Nash Finch (in one transaction or in a series of related transactions) to a person or an entity that is not controlled by Nash Finch; (ii) the approval by the stockholders of Nash Finch of any plan or proposal for the liquidation or dissolution of Nash Finch; (iii) a merger or consolidation to which Nash Finch is a party if the stockholders of Nash Finch immediately prior to the effective date of such merger or consolidation have "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (A) more than 50%, but not more than 80% of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent Directors (as defined in the 1994 Plan), or (B) 50% or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors); (iv) any person becomes, after the effective date of the 1994 Plan, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of Nash Finch's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors, or (B) 50% or more of the combined voting power of Nash Finch's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors); (v) the Incumbent Directors (as defined in the 1994 Plan) cease for any reason to constitute at least a majority of the Board; or (vi) a change in control of Nash Finch of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not Nash Finch is then subject to such reporting requirements.

FEDERAL INCOME TAX CONSEQUENCES

    The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an individual participant who receives an Incentive Award.

    INCENTIVE OPTIONS. There will not be any federal income tax consequences to either the participant or Nash Finch as a result of the grant to an employee of an Incentive Option under the 1994 Plan. The exercise by a participant of an Incentive Option also will not result in any federal income tax consequences to Nash Finch or the participant, except that (i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Option, determined at the time of exercise, over the amount paid for the shares by the participant will be includable in the participant's alternative minimum taxable income for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock are permitted to be tendered in payment of an Option exercise price.

    If the participant disposes of the Incentive Option shares acquired upon exercise of the Incentive Option, the federal income tax consequences will depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Option was granted, nor within one year after the participant exercised the Incentive Option and the shares were transferred to the participant, then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on disposition of the shares, and (ii) the Option price at which the participant acquired the shares. Nash Finch is not entitled to any compensation expense deduction under these circumstances.

    If the participant does not satisfy both of the above holding period requirements (a "disqualifying disposition"), then the participant will be required to report as ordinary income, in the year the participant disposes of the shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Option (or, for directors, officers or greater than 10 percent stockholders of Nash Finch, generally the fair market value of the shares six months after the date of exercise, unless such persons file an election under Section 83(b) of the Code within 30 days of exercise), or (ii) the amount realized on the disposition of the shares, exceeds the Option price for the shares. Nash Finch will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the participant. This compensation income may be subject to withholding. The remainder of the gain recognized on the disposition, if any, or any loss recognized on the disposition, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

    NON-STATUTORY OPTIONS. Neither the participant nor Nash Finch incurs any federal income tax consequences as a result of the grant of a Non-Statutory Option. Upon exercise of a Non-Statutory Option, a participant will recognize ordinary income, subject to withholding, on the date of exercise in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the Option exercise price paid for the shares. The participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock are permitted to be tendered in payment of an Option exercise price.

    At the time of a subsequent sale or disposition of any shares of Common Stock obtained upon exercise of a Non-Statutory Option, any gain or loss will be a capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the sale or disposition occurs more than one year after the date of exercise and short-term capital gain or loss if the sale or disposition occurs one year or less after the date of exercise.

    In general, Nash Finch will be entitled to a compensation expense deduction in connection with the exercise of a Non-Statutory Option for any amounts includable in the taxable income of the participant as ordinary income, provided Nash Finch complies with any applicable withholding requirements.

    RESTRICTED STOCK AWARDS. With respect to shares issued pursuant to a Restricted Stock Award that is not subject to a risk of forfeiture, a participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt. With respect to shares that are subject to a risk of forfeiture, a participant may file an election under Section 83(b) of the Code, within thirty (30) days after receipt, to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). If a
Section 83(b) election is made, the participant will not recognize any additional income when the restrictions on the shares issued in connection with the Restricted Stock Award lapse. Nash Finch will receive a corresponding tax deduction for any amounts includable in the taxable income of the participant as ordinary income.

    A participant who does not make a Section 83(b) election within thirty (30) days of the receipt of a Restricted Stock Award that is subject to a risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares free of restrictions. Nash Finch will receive a corresponding tax deduction for any amounts includable in the taxable income of a participant as ordinary income.

    PERFORMANCE UNITS. A participant who receives a Performance Unit will not recognize any taxable income at the time of the grant. When a Performance Unit is paid out, the participant will realize ordinary income in an amount equal to the fair market value of any shares of Common Stock and cash received by the participant. Provided that proper withholding is made, Nash Finch would be entitled to a compensation expense deduction for any amounts includable by the participants as ordinary income.

    EXCISE TAX ON PARACHUTE PAYMENTS. The Code also imposes a 20% excise tax on the recipient of "excess parachute payments," as defined in the Code and denies tax deductibility to Nash Finch on excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, stockholders, or highly compensated individuals, which payments are contingent upon a change in ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company. For example, acceleration of the exercisability of Options, or the vesting of Restricted Stock Awards, upon a change in control of Nash Finch may constitute parachute payments, and in certain cases, "excess parachute payments."

BOARD OF DIRECTORS RECOMMENDATIONS

    The Board of Directors recommends that the stockholders vote FOR approval and ratification of the amendment to the 1994 Plan. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote is required for approval. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the amendment to 1994 Plan.

       COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934, SECTION 16(A)

    Section 16(a) of the Securities Exchange Act of 1934 requires Nash Finch's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of Common Stock to file with the SEC reports of initial ownership and reports of changes in ownership in Common Stock. Copies of such reports must also be furnished to Nash Finch, which offers assistance to its directors and executive officers in complying with Section 16(a), including preparing the reports and forwarding them to the SEC for filing.

    During 1996, due to administrative oversight on the part of Nash Finch, an exercise of a stock option by Suzanne S. Allen, an executive officer, was not reported on a Current Report of Beneficial Ownership on Form 4. The transaction was reported on an Annual Statement of Beneficial Ownership on Form 5 for 1996. To Nash Finch's knowledge, based upon a review of the copies of reports furnished to Nash Finch and written representations, all other filing requirements applicable to directors and executive officers were complied with during the fiscal year ended December 28, 1996.

                              INDEPENDENT AUDITORS

    On September 24, 1996, the Board of Directors approved the engagement of Ernst & Young LLP to serve as Nash Finch's independent certified public accountants to audit its financial statements for the fiscal year ended December 28, 1996. The Audit Committee has not made a recommendation to the Board of Directors regarding the re-engagement of Ernst & Young LLP to audit Nash Finch's financial statements for the fiscal year ending January 3, 1998; however, there is no reason to believe or expect that the Audit Committee will not make such a recommendation to the Board of Directors during the year.

    Nash Finch requested and expects a representative of Ernst & Young LLP to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

                           1997 STOCKHOLDER PROPOSALS

    Any proposal of a Nash Finch stockholder intended to be presented at the Annual Meeting of Stockholders in 1998 must be received by Nash Finch at its principal executive office not later than December 8, 1997, for inclusion in its proxy statement and form of proxy.

                                 MISCELLANEOUS

    The Board of Directors is not aware of any other matters which may be presented to the stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment or adjournments thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.

    The cost of soliciting proxies will be borne by Nash Finch. Directors, officers and regular employees of Nash Finch may, without compensation other than their regular compensation, solicit proxies by mail, telephone, telegram or personal interview. Nash Finch may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of Common Stock.

    All stockholders who do not expect to attend the Annual Meeting, are urged to execute and return the enclosed proxy card promptly.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        NORMAN R. SOLAND
                                        VICE PRESIDENT, SECRETARY
                                          AND GENERAL COUNSEL

April 7, 1997
Minneapolis, Minnesota

                        PROXY           THIS PROXY IS SOLICITED ON BEHALF OF THE
                                                  BOARD OF DIRECTORS.
       [LOGO]
NASH FINCH COMPANY                      The  undersigned hereby  appoints Alfred
                                        N. Flaten, John H. Grunewald and  Robert
7600 FRANCE AVENUE SOUTH, P.O. BOX 355  F.  Nash, and each  of them, as Proxies,
MINNEAPOLIS, MN 55440-0355              each with the power of substitution, and
--------------------------------------  hereby  authorizes  each   of  them   to
                                        represent and to vote, as designated below, all the shares of common stock of Nash Finch Company held of record by the undersigned on March 24, 1997, at the Annual Meeting of Stockholders to be held on May 13, 1997 or any adjournment thereof.

1.  ELECTION OF DIRECTORS  FOR all nominees listed  WITHHOLD AUTHORITY to vote
                           below (except as         for all
                           marked to the contrary   nominees listed below / /
                           below) / /
(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name)

Jerry L. Ford                             Robert F. Nash
Donald R. Miller

2.  Proposal to adopt the 1997 Non-Employee Director Stock Compensation Plan.
    / /  FOR                    / /  AGAINST                    / /  ABSTAIN
3.  Proposal to amend the 1994 Stock Incentive Plan.
    / /  FOR                    / /  AGAINST                    / /  ABSTAIN
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 ABOVE.

                         (PLEASE SIGN ON REVERSE SIDE)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2 AND 3, AND TO GRANT AUTHORITY TO VOTE FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                                DATED ____________________, 1997
                                                ________________________________
                                                SIGNATURE
                                                ________________________________
                                                SIGNATURE IF HELD JOINTLY

                                                PLEASE   MARK,  SIGN,  DATE  AND
                                                RETURN THE  PROXY CARD  PROMPTLY
                                                USING THE ENCLOSED ENVELOPE.